Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-165015 and 333-169018) and S-3 (No. 333-182189) of Embassy Bancorp, Inc. of our report dated March 28, 2014, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Allentown, Pennsylvania

March 28, 2014